                               PATRIOT BANK CORP.
                             HIGH & HANOVER STREETS
                         POTTSTOWN, PENNSYLVANIA 19464
                                 (610) 323-1500

                                 March 27, 2000

Fellow Stockholders:

You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of Patriot Bank Corp. and subsidiaries (the "Company"), which will be held on April 27, 2000, at 2:00 p.m., Eastern Standard Time, at Brookside, Prospect and Adams Streets, Pottstown, Pennsylvania.

The attached notice of the annual meeting and the proxy statement describe the formal business to be transacted at the annual meeting. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company's independent auditors for 1999, will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board unanimously recommends that you vote "FOR" each of the nominees as directors specified under Proposal 1 and "FOR" Proposal 2.

Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued interest and support.

                                          Sincerely yours,

                                          /s/ James B. Elliot
                                          James B. Elliott
                                          Chairman of the Board

                                          /s/ Joseph W. Major
                                          Joseph W. Major
                                          President and Chief Executive Officer

                               PATRIOT BANK CORP.
                             HIGH & HANOVER STREETS
                         POTTSTOWN, PENNSYLVANIA 19464
                                 (610) 323-1500
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 2000
                            ------------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of Patriot Bank Corp. (the "Company") will be held on April 27, 2000, at 2:00 p.m., Eastern Standard Time, at Brookside, Prospect and Adams Streets, Pottstown, Pennsylvania.

     The purpose of the Annual Meeting is to consider and vote upon the following matters:

          1. The election of two directors for terms of three years each or until their successors are elected and qualified;

          2. The ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

          3. Such other matters as may properly come before the meeting and at any adjournments thereof, including whether or not to adjourn the meeting.

     The Board of Directors has established March 8, 2000, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Only recordholders of the common stock of the Company as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the Annual Meeting will be available at Patriot Bank, High & Hanover Streets, Pottstown, Pennsylvania 19464, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting itself.

                                          By Order of the Board of Directors

                                          /s/ Daine M. Davidheiser
                                          DIANE M. DAVIDHEISER
                                          Secretary

Pottstown, Pennsylvania
March 27, 2000

                               PATRIOT BANK CORP.
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 2000

                            ------------------------

SOLICITATION AND VOTING OF PROXIES

     This proxy statement is being furnished to stockholders of Patriot Bank Corp. (the "Company") in connection with the solicitation by the Board of Directors ("Board of Directors" or "Board") of proxies to be used at the annual meeting of stockholders (the "Annual Meeting"), to be held on April 27, 2000 at 2:00 p.m. at Brookside, Prospect and Adams Streets, Pottstown, Pennsylvania and at any adjournments thereof. The 1999 Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended December 31, 1999, accompanies this proxy statement, which is first being mailed to recordholders on or about March 27, 2000.

     Regardless of the number of shares of common stock owned, it is important that recordholders of a majority of the shares be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxy cards will be voted FOR the election of the nominees for director named in this proxy statement, and FOR the ratification of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

     Other than the matters set forth on the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the Annual Meeting.

     A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

     The cost of solicitation of proxies on behalf of management will be borne by the Company. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

VOTING SECURITIES

     The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors.

     The close of business on March 8, 2000 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 6,187,879 shares.

     As provided in the Company's Articles of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as, by persons acting in concert with, such person or entity. The Company's Articles of Incorporation authorize the Board of Directors to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Articles of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote "FOR" the election of the nominees proposed by the Board of Directors, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Pennsylvania law and the Company's bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the approval of KPMG LLP as independent auditors of the Company and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, you may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. Under the Company's bylaws, unless otherwise required by law, all such matters shall be determined by a majority of the votes cast, without regard to either (a) broker non-votes, or
(b) proxies marked "ABSTAIN" as to that matter.

     Proxies solicited hereby will be returned to the Company's transfer agent, Registrar and Transfer Company, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or a director of, the Company or any of its affiliates. After the final adjournment of the Annual Meeting, the proxies will be returned to the Company for safekeeping.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on the Record Date or as disclosed in certain reports regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission ("SEC"), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of the Record Date.

                                                                  AMOUNT AND
                             NAME AND ADDRESS                     NATURE OF         PERCENT
TITLE OF CLASS              OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP   OF CLASS
--------------              -------------------              --------------------   --------
Common Stock     Patriot Bank                                      537,980(1)         8.7%
                 Employee Stock Ownership Plan ("ESOP")
                 High & Hanover Streets
                 Pottstown, PA 19464
Common Stock     Brandes Investment Partners, L.P.                 318,008(2)         5.1%
                 12750 High Bluff Drive
                 San Diego, CA 92130
Common Stock     James L. Leuthe                                   584,158(3)         9.4%
                 3514 Eton Road
                 Allentown, PA 18104

---------------
(1) Shares of Common Stock were acquired by the ESOP in the conversion. The Personnel Compensation/ Benefits Committee of the Board of Directors administers the ESOP. Investors Trust Company has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At March 8, 2000, 138,874 shares had been allocated under the ESOP and 399,106 shares remain unallocated. With respect to unallocated shares, such unallocated shares will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(2) Based upon a Schedule 13G filed on February 12, 1999.

(3) James L. Leuthe has executed an irrevocable proxy granting the Board of Directors the right to vote all shares of stock of the Company beneficially owned by him. The Company has agreed with the Federal Deposit Insurance Corporation that it will vote such shares "for" and "against" each matter in the same percentage as all other outstanding shares of stock of the Company are voted.

                    PROPOSALS TO BE VOTED ON AT THE MEETING

                       PROPOSAL 1. ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of six (6) directors and is divided into three classes. Each of the six members of the Board of Directors of the Company also presently serves as a director of the Bank.

     Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

     The two nominees proposed for election at this Annual Meeting are Joseph W. Major and Samuel N. Landis. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

     In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO THE NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth, as of the Record Date, the names of the nominees, continuing directors and Named Executive Officers (as defined below) as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each director became a director of the Bank, the year in which their terms (or in the case of the nominees, their proposed terms) as director of the Company expire. The table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director and Named Executive Officer and all directors and executive officers as a group as of the Record Date.

                                                                              SHARES OF
                                                           EXPIRATION       COMMON STOCK
NAME AND PRINCIPAL OCCUPATION                  DIRECTOR      OF TERM        BENEFICIALLY       PERCENT
AT PRESENT AND FOR PAST FIVE YEARS      AGE    SINCE(1)    AS DIRECTOR    OWNED(2)(3)(4)(5)    OF CLASS
----------------------------------      ---    --------    -----------    -----------------    --------
NOMINEES
Samuel N. Landis......................  75       1988         2003             100,490            1.6%
  Retired general contractor
Joseph W. Major.......................  44       1990         2003             223,807            3.6%
  President and Chief Executive
  Officer of the Company since July
  1998. Prior thereto he was President
  and Chief Operating Officer of the
  Company and the Bank since August
  1995. Prior to his appointment at
  the Company and the Bank, Mr. Major
  was a partner in the law firm of
  Mauger & Major.
CONTINUING DIRECTORS
Larry V. Thren........................  57       1992         2001              73,491            1.2%
  Vice President of Human Resources
  and Support Services, Pottstown
  Memorial Medical Center since 1988
James B. Elliott......................  59       1990         2001              50,990              *
  Chairman of the Board since July
  1998. President of Stratecon, Inc.
James A. Bentley, Jr. ................  41       1998         2002              21,370              *
  President and CEO of Bentley Graphic
  Communications since 1989
Richard A. Elko.......................  38       1999         2002             109,282            1.8%
  Executive Vice President of the
  Company and the Bank since January
  1996. President of ZipFinancial.com,
  Inc. since September 1999.
  Chief Financial Officer of the
  Company and the Bank from January
  1996 to December 1999. Prior to his
  appointment at the Company and the
  Bank, Mr. Elko was Corporate
  Controller at Sovereign Bancorp,
  Inc.
NAMED EXECUTIVE OFFICER WHO IS NOT A
DIRECTOR
Kevin R. Pyle.........................  33         --           --              34,956              *
  Chief Credit Officer of the Bank
  since March 1996. Prior thereto he
  was Vice President of Berks County
  Bank
Joni S. Naugle........................  41         --           --               7,823              *
  Chief Operating Officer of the
  Company and the Bank since December
  1998. Prior thereto she was a Senior
  Vice President for Marketing and
  Retail Sales at Sovereign Bank from
  1979 to April 1998 and a consultant
  from April 1998 to December 1998.
Stock Ownership of all Directors and
  Executive Officers as a Group (11
  persons)............................             --           --             651,318(6)        10.5%

---------------
 *  Represents less than one percent of the outstanding Common Stock.

(1) Includes years of service as a director of the Company's predecessor, the Bank.

(2) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted).

(3) Includes 7,235 vested shares awarded to each outside director except Mr. Bentley, who was awarded 1,000 shares, and 36,181, 9,600, and 1,728 vested shares awarded to Messrs. Major, Elko, and Pyle, respectively, and 1,000 vested shares awarded to Ms. Naugle, under the Patriot Bank Corp. 1996 Stock-Based Incentive Plan (the "Incentive Plan"). Stock Awards granted under the Incentive Plan vest in five equal annual installments. Mr. Bentley's and Ms. Naugle's shares were awarded January 1, 1999 and December 1, 1998, respectively. The other options were awarded June 7, 1996.

(4) Includes 15,352 shares subject to options granted to Mr. Elliott, 20,352 shares subject to options granted to each of Messrs. Thren and Landis, and 101,766, 61,058, and 2,700 shares subject to options granted to Messrs. Major, Elko, and Pyle, respectively, that are exercisable within 60 days. Also includes 2,000 shares subject to options granted to Mr. Bentley and 2,000 shares subject to options granted to Ms. Naugle that are exercisable within 60 days.

(5) Does not include unvested stock awards granted under the Incentive Plan which the holder has the right to vote. Unvested shares awarded include 5,429 shares awarded to each of Messrs. Elliott, Landis and Thren, 4,000 shares awarded to Mr. Bentley, 27,136, 7,200, and 3,056 shares awarded to Messrs. Major, Elko, and Pyle, respectively, and 4,000 shares awarded to Ms. Naugle.

(6) Does not include a total of 62,975 unvested shares awarded under the Incentive Plan as to which voting may be directed.

     Mr. Bentley filed a Form 5 with the Securities and Exchange Commission on February 15, 2000 with respect to exempt transactions that occurred in 1999. The filing was due on February 14, 2000.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS.

     The Company conducts its business through meetings of the Board of Directors and through activities of its committees. The Board of Directors of the Company meets monthly and may have additional meetings as needed. During fiscal 1999, the Board of Directors of the Company held 12 meetings. All of the directors of the Company attended at least 75% of the total number of the Company's Board meetings held and committee meetings on which such directors served during fiscal 1999. The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

     Audit Committee. The Audit Committee of the Company consists of Messrs. Elliott, Bentley, Landis, and Thren who are outside directors. The Audit Committee is responsible for reporting to the Board on the general financial condition of the Company and the results of the annual audit, and is responsible for ensuring that the Company's activities are being conducted in accordance with applicable laws and regulations. The Audit Committee met 4 times in fiscal 1999.

     Nominating Committee. The Company's Nominating Committee for the 2000 Annual Meeting consists of the entire Board of Directors. The committee considers and recommends the nominees for director to stand for election at the Company's annual meeting of shareholders. The Company's Articles of Incorporation and bylaws provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The shareholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's bylaws and by the Exchange Act. The Nominating Committee met on January 27, 2000.

     Compensation Committee. The Personnel Compensation/Benefits Committee of the Company (the "Compensation Committee") consists of Messrs. Thren, Landis, Elliott, and Bentley. The Compensation Committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. The Compensation Committee is also responsible for establishing certain guidelines and limits for compensation for other salaried officers and employees of the Company. The Compensation Committee met 2 times in fiscal 1999.

     Executive Committee. The Executive Committee of the Company consists of Messrs. Elliott, Major, Landis, Bentley and Thren. The Executive Committee is responsible for conducting the business of the Company in the absence of the entire Board. The Executive Committee met 7 times in 1999.

     Investment Committee. The Investment Committee of the Company consists of Messrs. Elliott, Major, Elko, Bentley, and Pyle and Robert G. Philips and Deborah L. Gibson, who are employees of the Bank. The Investment Committee is responsible for oversight and direction of the Company's purchases of securities and the funding of such purchases. The Investment Committee met 4 times in 1999.

     Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee consists of the entire Board of Directors. The Mergers and Acquisitions Committee is responsible for providing guidance and direction for the consideration of potential merger and acquisition opportunities. The Mergers and Acquisitions Committee met 1 time in 1999.

     Legal Coordinating Committee. The Legal Coordinating Committee consists of Messrs. Thren, Elliott, and Major. The Legal Coordinating Committee is responsible for oversight and direction in dealing with actual and potential legal issues, including pending and threatened claims against the Company or the Bank. The Legal Coordinating Committee met 2 times in 1999.

DIRECTORS' COMPENSATION

     Directors' Fees. Nonemployee directors are currently paid annual retainers ranging from $10,000 to $16,000, plus an additional fee ranging from $2,000 to $6,000 to the chairman of certain committees. James B. Elliott receives an additional fee of $15,000 as Chairman of the Board.

     Incentive Plan. On June 7, 1996, stockholders approved the Patriot Bank Corp. 1996 Stock-Based Incentive Plan, under which all directors who are not also employees of the Company are eligible to receive stock awards and options to purchase Common Stock. Under the Incentive Plan, Messrs. Elliott, Landis, and Thren were granted non-statutory options to purchase 33,921 shares of Common Stock at an exercise price of $7.184, which was the fair market value of shares on the effective date of the grant, as adjusted for subsequent stock splits and stock dividends. On January 1, 1999, Mr. Bentley was awarded a non-statutory option to purchase 10,000 shares of Common Stock at an exercise price of $11.75 per share. Options become exercisable in five (5) equal annual installments commencing one year from the effective date of the grant.

EXECUTIVE COMPENSATION

     The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee (the "Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     Compensation Policies. The Compensation Committee of the Board has established a policy for executive compensation, taking into account both subjective performance criteria and certain specified objective performance measures. The purpose of the policy is to: (i) provide compensation opportunities which are competitive with other financial services companies;
(ii) support the Company's goal setting and strategic planning process; (iii) motivate the executive management of the Company to achieve profit and other key goals of the institution, including but not limited to the Company's commitment to the communities it serves, to its employees, customers and investors; (iv) motivate the executive management to operate the Company in a safe and sound manner, and in compliance with all pertinent governmental and regulatory requirements; and (v) minimize potential overhead by designating a portion of the annual compensation of executives as variable rather than fixed.

     During the course of 1999, the Company took into account a variety of objective and subjective criteria in evaluating the performance of the executive management of the Company. The Committee assessed in detail the various challenges facing the Company, both from a historical capital and operational standpoint, and the significant competitive pressures within the Company's trading areas.

     In the course of this assessment of competitive salary ranges among other similarly situated companies, it was noted that competitive executive compensation packages vary in relationship to these various subjective and objective factors. A variety of resources were utilized which provided peer data regarding executive compensation and financial performance of the company, which included but was not limited to a survey prepared by William M. Mercer, Inc., and assessments which review executive compensation and company performance for publicly traded banks and thrifts. Comparisons were made with institutions located within Southeastern Pennsylvania, the Middle Atlantic trading area, and relative to national averages. The peer groups considered in these analyses are not necessarily comprised of the same institutions used in the peer group for the stock performance graph. Additionally, the Company took into account executive compensation plans of other local nonbanking companies and institutions.

     In establishing an Executive Compensation Plan for 1999, the Executive Committee of the institution established certain specific objectives for executive management, which included the creation and execution of a strategic business plan, identifying and completing acquisition opportunities, strengthening of senior management, and reaching certain financial goals based on asset size, earnings per share, net income, return on assets and return on equity.

     Additionally, the Company utilized a number of subjective elements as part of the decision making process regarding executive compensation. The individual skills and talents of the executive managers of the Company, including but not limited to experience, leadership ability, planning and organizational skills, administrative talent, vision for the future, and work ethic were given consideration in establishing executive compensation.

     As detailed in its Mergers and Acquisitions Plan, the Company recognizes the importance of identifying, structuring, negotiating, closing and integrating strategic mergers and acquisitions. The Company's Board of Directors believes it prudent to award special incentive compensation to individuals who significantly participate in the mergers and acquisitions process. Incentives will generally be paid upon completion of a transaction and eligible participants, as determined by the Board of Directors, will include members of the Board of Directors, Executive and Senior Management and other team members. All transactions must adhere to the Company's acquisition philosophy as described in the Mergers and Acquisitions Plan.

     Because of the complexity and varying nature of any particular transaction, the Company's Board of Directors has elected to use a subjective process for determining the amount of awards. Upon completion of a transaction, the Chief Executive Officer will prepare a recommendation that will be submitted to the Compensation Committee. The recommendation will detail the participating individuals, the amounts to be awarded and the subjective factors considered.

     Compensation of the President and Chief Executive Officer. During the course of 1999, Mr. Major, as President and Chief Executive Officer, satisfactorily accomplished all of the objective performance criteria of the institution, and addressed a number of other challenges facing the Company. In addition, the Company showed growth in asset size and earnings, continued to report asset quality superior to the various peer groups considered, and completed the acquisition of First Lehigh Corporation. Consistent with these various objective and subjective measures, the Compensation Committee increased Mr. Major's salary to $300,000 a year, and awarded a year-end bonus of $221,699.

     The Compensation Committee specifically noted that the bonus elements of compensation were partially subjective in nature, and in-part based upon satisfactory accomplishment of the objective requirements of the

Company in 1999. It furthermore concluded that the payment of this compensation package was necessary in order to meet the aforestated policies of the Company and to maintain the continuity and high performance of management. Based on the aforementioned surveys, total compensation to Mr. Major was competitive with that paid by other institutions of similar asset size. Mr. Major has an employment contract (see "Employment Contracts").

                           THE COMPENSATION COMMITTEE

Larry V. Thren                   James A. Bentley, Jr.
Samuel N. Landis                 James B. Elliott

     Stock Performance Graph. The following graph shows a comparison of total stockholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies on The Nasdaq Stock Market (U.S.) Index, the Media General Index for Savings Institutions, and the NASDAQ Banking Index for the period beginning on December 4, 1995, through December 31, 1999. The graph was derived from a limited period of time, and, as a result, may not be indicative of possible future performance of the Company's Common Stock. The data was supplied by Media General Financial Services.

         COMPARISON OF CUMULATIVE TOTAL RETURNS FOR PATRIOT BANK CORP. COMMON STOCK, THE NASDAQ STOCK MARKET INDEX, THE MG INDEX FOR
               SAVINGS INSTITUTIONS AND THE NASDAQ BANKING INDEX.

                                    SUMMARY
[PERFORMANCE CHART]

                                            PATRIOT BANK                                 NASDAQ MARKET          NASDAQ BANKING
                                                CORP              MG GROUP INDEX        INDEX-U.S. COS.             INDEX
                                            ------------          --------------        ---------------         --------------
12/04/95                                       100.00                 100.00                 100.00                 100.00
12/31/95                                       128.60                 101.94                  99.63                 148.93
12/31/96                                       165.85                 133.04                 120.46                 196.62
12/31/97                                       319.96                 223.69                 147.77                 332.17
12/31/98                                       225.67                 196.10                 207.72                 326.14
12/31/99                                       213.03                 157.64                 311.07                 314.29

                                    SUMMARY

           COMPANY/INDEX/MARKET             12/4/95   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
           --------------------             -------   --------   --------   --------   --------   --------
Patriot Bank Corp. .......................  100.00     128.60     165.85     319.96     225.67     213.03
MG Group Index............................  100.00     101.94     133.04     223.69     196.10     157.64
NASDAQ Market Index-U.S. Cos. ............  100.00      99.63     120.46     147.77     207.72     311.07
NASDAQ Banking Index......................  100.00     148.93     196.62     332.17     326.14     314.29

---------------
A. The lines represent annual index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighed daily, using the market capitalization on the previous trading day.

C. If the fiscal year-end is not a trading day, the preceding trading day is used.

D. The index level for all the series was set to $100.00 on 12/4/95.

     Summary Compensation Table. The following table shows, for the years ended December 31, 1999, 1998, and 1997 the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the President and Chief Executive Officer, the Executive Vice President, and the Chief Credit Officer of the Company and to the Chief Operating Officer for 1999 ("Named Executive Officers").

                                           ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                                -----------------------------------------   ---------------------------------------------
                                                                                   AWARDS          PAYOUTS
                                                                            --------------------   -------
                                                                OTHER       RESTRICTED
                                                                ANNUAL        STOCK                 LTIP      ALL OTHER
                                        SALARY     BONUS     COMPENSATION     AWARDS     OPTIONS   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION(1)  YEAR    ($)(2)      ($)         ($)(3)        ($)(4)     (#)(5)    ($)(6)       ($)(7)
------------------------------  ----   --------   --------   ------------   ----------   -------   -------   ------------
Joseph W. Major...............  1999   $255,692   $221,699                                                     $22,520
  President, Chief Executive    1998   $205,000   $153,090       --               --         --      --        $25,190
  Officer and Director          1997   $147,788   $ 79,047       --               --         --      --        $43,014
Richard A. Elko...............  1999   $148,796   $ 95,849                                                     $16,638
  Executive Vice President      1998   $123,375   $ 97,603       --               --         --      --        $20,265
  and Director                  1997   $110,000   $ 55,649       --               --         --      --        $17,472
Kevin R. Pyle.................  1999   $ 95,192   $ 35,820                   $16,611      5,500                $14,852
  Chief Credit Officer          1998   $ 73,832   $ 27,338       --               --         --      --        $19,210
                                1997   $ 64,859   $ 11,134       --               --         --      --        $17,086
Joni S. Naugle................  1999   $110,577   $ 51,400       --               --         --      --        $   721
  Chief Operating Officer

---------------
(1) Mr. Major was appointed as President and Chief Operating Officer in August 1995. Mr. Major was appointed as Chief Executive Officer of the Company on June 30, 1998. Mr. Elko was appointed as Executive Vice President and Chief Financial Officer in January 1996. Mr. Pyle was appointed Chief Credit Officer of Patriot Bank in March 1996. Ms. Naugle was appointed Chief Operating Officer of the Company and the Bank in December 1998.

(2) Includes compensation deferred at the election of Messrs. Major, Elko, and Pyle and Ms. Naugle through the Company's 401(k) Plan. In 1999, $70,096 of Mr. Major's salary and bonus and $71,827 of Mr. Elko's salary and bonus were charged to ZipFinancial.com, Inc. for services rendered to that company by Mr. Major and Mr. Elko.

(3) There were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the last year, (b) payments of above-market preferential earnings on deferred compensation, (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation, (d) tax payment reimbursements, or (e) preferential discounts on stock.

(4) Pursuant to the Incentive Plan, Messrs. Major, Elko, and Pyle were awarded 67,842, 18,000, and 3,240 shares (as adjusted by subsequent stock dividends and stock splits) of Common Stock, respectively, in fiscal 1996 which had a market value on June 7, 1996, the date of grant, of $489,955, $129,996, and $23,399. Stock Awards granted under the Incentive Plan vest in five equal annual installments on each anniversary of the effective date of the stock award. As of December 31, 1999, the market value of the

67,842, 18,000 and 3,240 shares was $729,302, $193,500, and $34,830, respectively. In 1999, Mr. Pyle was awarded an additional 1,760 shares which had a market value of $16,611 at the date of grant and a market value of $18,920 at
     December 31, 1999. In 1998, Ms. Naugle was awarded 5,000 shares under the Incentive Plan with a market value on the date of grant of $43,125 and a market value of $53,750 at December 31, 1999.

(5) Includes shares subject to options granted to Messrs. Major, Elko, Pyle and Ms. Naugle under the Stock Option Plan. All options granted under the Incentive Plan become exercisable in five equal annual installments on each anniversary of the effective date of the grant.

(6) For 1999, 1998, and 1997, the Company had no long-term incentive plans in existence. Accordingly, there were no payments or awards under any long-term incentive plan.

(7) Includes 858, 858, and 751 shares allocated to Messrs. Major, Elko, and Pyle, respectively, for fiscal 1999 pursuant to the ESOP with a market value of $9,224, $9,224, and $8,073, respectively. Includes $13,296, $7,414, and
    $6,779 in matching and discretionary contributions by the Company to the Company's 401(k) plan during 1999 for Messrs. Major, Elko, and Pyle, respectively. Includes 1,568, 821, and 934 shares allocated to Messrs. Major, Elko, and Pyle, respectively, for fiscal 1998 pursuant to the ESOP with a market value of $18,424, $9,467, and $10,975, respectively. Includes $11,540, $6,615, and $5,560 in matching and discretionary contributions by the Company to the Company's 401(k) plan during 1998 for Messrs. Major, Elko, and Pyle, respectively. Includes 1,900, 637, and 751 shares allocated to Messrs. Major, Elko, and Pyle, respectively, for fiscal 1997 pursuant to the ESOP with a market value of $32,300, $10,829, and $12,767, respectively, and $9,375, $6,188 and $3,769 in matching and discretionary contributions by the Company to the Company's 401(k) plan during 1997 for Messrs. Major, Elko, and Pyle, respectively. Includes $721 in matching and discretionary contributions by the Company to the Company's 401(k) plan during 1999 for Ms. Naugle.

EMPLOYMENT AGREEMENTS

     The Bank and the Company have entered into employment agreements with Messrs. Major and Elko (individually, the "Executive"). These employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Messrs. Major and Elko.

     The employment agreements provide for a five-year term for Messrs. Major and Elko. The Bank employment agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be five years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The terms of the Company employment agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. The agreements provide that the Executive's base salary will be reviewed annually. The current base salaries for Messrs. Major and Elko are $300,000 and $175,000, respectively. In addition to the base salary, the agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank or the Company for cause as defined in the agreements at any time. In the event the Bank or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 20 miles; (iv) a material reduction in the benefits and perquisites provided to the Executive; (v) liquidation or dissolution of the Bank or the Company; or (vi) a breach of the agreement by the Bank or the Company, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement. The Bank and the Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the Agreement.

     Under the agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company, the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining term of the agreement; or (ii) five times the average of the five preceding taxable years' annual compensation. The Bank and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months. Notwithstanding that both agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement. Based solely on the compensation reported in the Summary Compensation Table for 1999 and excluding any benefits under any employee plan which may be payable, following a change in control and termination of employment Messrs. Major and Elko would receive approximately $1,624,631 and $975,189, respectively, in severance payments in addition to other non-cash benefits provided for under the agreements.

     Payments under the agreements in the event of a change in control may constitute some portion of an excess parachute payment under Section 280G of the Internal Revenue Code (the "Code") for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. Under the agreements the Company and the Bank have agreed to pay to the Executive such additional amount, if any, as is necessary, after the deduction of any applicable taxes, to pay any such excise tax imposed on the Executive.

     Payments to the Executive under the Bank's agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Agreements shall be paid by the Bank or Company, respectively, if the Executive is successful pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

     The Bank has entered into employment agreements with Ms. Naugle, Mr. Pyle and Mr. Blume having a term of three years (individually, an "Employment Agreement"). The Employment Agreement provides that, commencing on the first anniversary date and continuing on each anniversary date thereafter, the disinterested members of the Board of Directors of the Bank may extend the Employment Agreement for an additional year so that the remaining term shall be three years, unless written notice of nonrenewal is given by the Board of Directors after conducting a performance evaluation of the executive. The current base salaries for Ms. Naugle, Mr. Pyle and Mr. Blume are $175,000, $135,000, and $100,000, respectively. In addition to the base salary, the Employment Agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The Employment Agreement provides for termination by the Bank for cause as defined in the Employment Agreement at any time. In the event the Bank chooses to terminate the executive's employment for reasons other than for cause, or in the event of his resignation from the Bank upon: (i) failure to reelect him to his current offices; (ii) material change in his functions, duties or responsibilities; (iii) a relocation of his principal place of employment by more than 20 miles; (iv) a material reduction in the benefits and perquisites provided to him; (v) liquidation or dissolution of the Bank or the Company; or
(vi) a breach of the Employment Agreement by the Bank or the refusal of the Bank to extend the term of the Employment Agreement, the executive, or his beneficiary in the event of his death, would be entitled to receive an amount equal to the greater of (a) the remaining base salary payments due to him or (b) three times his average annual compensation for the five most recent years that he has been employed by the Bank. The Bank would also continue to pay for his life, health and disability coverage for the three years following the date of termination.

     Under the Employment Agreement, upon an involuntary or voluntary termination of the executive's employment following a change in control of the Bank or the Company, the executive, or his beneficiary in the event of his death, would be entitled to a severance payment equal to the greater of (i) the payments due for the remaining term of the Employment Agreement; or (ii) three times the average of the five preceding years' annual compensation. The Bank would also continue his life, health and disability coverage for thirty-six

(36) months. Any amounts payable under the Employment Agreement resulting from termination of employment following a change in control would be reduced to the extent necessary to avoid such payments constituting an excess parachute payment under Section 280G of the Code.

     The Company has entered into an employment agreement with Gary N. Gieringer, former Chief Executive Officer of the Company, that expires on June 30, 2003. The employment agreement provides for a base salary of $100,000. In addition to the base salary, the employment agreement provides for participation by Mr. Gieringer in employee benefit plans generally provided to permanent full time employees of the Company, but the Company is not required to include Mr. Gieringer in any bonus plan, stock option plan or similar plan maintained for the benefit of senior executives of the Company. Mr. Gieringer is provided with, at his option, an automobile expense allowance or the use of a recent model automobile. Mr. Gieringer is to serve as a special senior advisor to the Company, and render such advisory and related services as may be reasonably requested from time to time by the Chairman of the Board or its designee. Mr. Gieringer is not required to devote more than twenty (20) hours per week to such duties.

     The employment agreement provides the Company may terminate Mr. Gieringer's employment at any time "for cause" as defined in the employment agreement. In the event the Company chooses to terminate Mr. Gieringer's employment for reasons other than for cause or in the event of his resignation from the Company upon: (i) failure to retain him as a special senior advisor to the Company, (ii) a material change in his functions, duties or responsibilities, (iii) a relocation of his principal place of employment by more than 20 miles, (iv) a liquidation or dissolution of the Company, or (v) a breach of the employment agreement by the Company, or in the event Mr. Gieringer resigns or is terminated after a change in control of the Company, Mr. Gieringer, or his beneficiary in the event of his death, would be entitled to continue to receive the remaining payments during the remaining unexpired term of the employment agreement and an amount equal to the annual contributions that would have been made on his behalf to any employee pension benefit plans of the Company during the remaining term of the employment agreement. The Company would also continue to pay for his life, health and disability coverage for the remaining term of the employment agreement.

     Incentive Plan. On June 7, 1996, the stockholders approved the Patriot Bank Corp. 1996 Stock-Based Incentive Plan ("Incentive Plan") under which all employees of the Company are eligible to receive awards. The Company maintains the Incentive Plan which provides discretionary awards to officers and key employees as determined by a committee of non-employee directors.

     The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers at December 31, 1999. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such options and the closing sale price of the Common Stock at December 31, 1999.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                        NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                           UNEXERCISED OPTIONS/SARS           IN-THE-MONEY OPTION/SARS
                                             AT FISCAL YEAR END(#)              AT FISCAL YEAR END($)
                                        -------------------------------    -------------------------------
NAME                                    EXERCISABLE    UNEXERCISABLE(1)    EXERCISABLE    UNEXERCISABLE(2)
----                                    -----------    ----------------    -----------    ----------------
Joseph W. Major.......................    101,766           67,844          $362,898          $241,932
Richard A. Elko.......................     61,058           40,705           217,733           145,154
Kevin R. Pyle.........................      2,700            7,300             9,628            13,129
Joni S. Naugle........................      2,000            8,000                --                --

---------------
(1) The options held by Mr. Major and Mr. Elko and 4,500 options held by Mr. Pyle have an exercise price of $7.184 and become exercisable at an annual rate of 20% beginning June 7, 1997. The 5,500 options granted to Mr. Pyle on June 7, 1999 have an exercise price of $9.53. The 10,000 options granted to Ms. Naugle on December 1, 1998 have an exercise price of $12.00. The options will expire ten (10) years from the date of grant.

(2) Based on market value of the underlying stock at the fiscal year end, minus the exercise price. The market price on December 31, 1999 was $10.75.

     Supplemental Retirement Plan. The Company maintains a non-qualified Supplemental Retirement Plan for the benefit of certain executive officers and directors. The Supplemental Retirement Plan ("SRP") has been adopted by the Company to provide supplemental retirement benefits to selected executives and directors of the Company. Benefits under the SRP vest on a seven year schedule subject to acceleration upon a change in control. The SRP provides a defined benefit payable in fifteen annual installments of an amount which is determined at the discretion of the Board. The participants under the SRP as determined by the Personnel Compensation/Benefits Committee are Messrs. Bentley, Major, Elliott and Thren. The SRP provides for an early start to payment of the installments in the event of disability, death prior to retirement, retirement or a change in control. The SRP is unfunded for purposes of its tax treatment, however, the Company has entered into certain life insurance contracts, the proceeds of which could be used to fund the SRP in the future.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     The Company's current policy provides that all loans made by the Company to its directors and officers are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

        PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Company's independent auditors for the fiscal year ended December 31, 1999 were KPMG LLP. The Company's Board of Directors has appointed KPMG LLP as independent auditors for the Company for the year ending December 31, 2000, subject to ratification of such appointment by the shareholders.

     Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

     KPMG LLP was engaged on February 26, 1998 as the Company's independent auditors for the year ending December 31, 1998. The Company's Audit Committee selected KPMG LLP after interviewing several independent certified public accounting firms. The Company did not consult with KPMG LLP on any matter during the two years prior to the engagement of KPMG LLP.

     The Company did not have any disagreements with the Company's former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the Company's last two fiscal years or any subsequent interim period. The prior accountant's report on the Company's financial statements for the year ended December 31, 1997 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. The Company's independent auditors for the fiscal year ended December 31, 1997 were Grant Thornton LLP.

     Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted FOR ratification of the appointment of KPMG LLP as the independent auditors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                             ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders not later than November 20, 2000. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the Rules and Regulations under the Exchange Act. Notice of Business to be Conducted at an Annual Meeting.

     The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than twenty-one (21) days notice of the date of the meeting is given or made to shareholders, notice by the stockholder to be timely must be received not later than the close of business on the seventh day following the date on which the Company's notice to stockholders of the annual meeting date was mailed. Nominations for directors by shareholders must be received by the Secretary of the Company not later than the close of business on the 90th day preceding the date of the annual meeting. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Diane M. Davidheiser
                                          DIANE M. DAVIDHEISER
                                          Secretary

Pottstown, Pennsylvania
March 27, 2000

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

/X/   PLEASE MARK VOTES            REVOCABLE PROXY
AS IN THIS EXAMPLE                 PATRIOT BANK CORP.

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 27, 2000

The undersigned hereby appoints the official proxy committee of the Board of Directors of Patriot Bank Corp. (the "Company"), each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on April 27, 2000 at 2:00 p.m. Eastern Standard Time, at Brookside, Prospect and Adams Streets, Pottstown, Pennsylvania, and at any and all adjournments thereof, as follows:

                                        FOR          WITHHOLD

1.   The election as directors
of all nominees listed
(except as marked to the
contrary below)                         / /            / /

Joseph W. Major and Samuel N. Landis

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name on the line provided below:
--------------------------------------------------------------------------------
                              FOR        AGAINST         ABSTAIN

2.   The ratification of
the appointment of KPMG
LLP as independent auditors
of Patriot Bank Corp. for
the fiscal year ending
December 31, 2000.             / /         / /             / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

Please be sure to sign and date this Proxy in the box below.              Date

Stockholder sign above ------ Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF THE COMPANY

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated March 27, 2000 and of the Annual Report to Stockholders.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

   PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
              IN THE ENCLOSED POSTAGE-PAID ENVELOPE.